                                                                     EXHIBIT 19


LETTER TO SHAREHOLDERS

Popular, Inc.'s performance for the quarter ended September 30, 2002, resulted in a net income of $85.8 million, an increase of $8.6 million, or 11%, compared with $77.2 million in the third quarter of 2001. Earnings per common share, basic and diluted, reached $0.65 for the third quarter of 2002, an increase of 18%, compared with $0.55 in the same period of 2001. In addition to the growth in earnings, the increase in earnings per share for the quarter reflects the impact of the redemption of $100 million of preferred stock in January 2002 and the repurchase of 4.3 million shares of its common stock in May 2002. The Corporation reported a year-to-date net income of $271.1 million as of September 30, 2002, up $42.1 million, or 18%, from $229.0 million for the same period a year ago. Earnings per common share, basic and diluted, for the first nine months of 2002 were $2.00, compared with $1.63 for the same period in 2001, representing an increase of 23%.

         Earnings performance for the third quarter of 2002 resulted in a return on average assets (ROA) and return on average common equity (ROE) of 1.07% and 16.03%, respectively, compared with 1.10% and 14.71%, respectively, for the third quarter of 2001. For the first nine months of 2002, ROA and ROE were 1.16% and 16.92%, respectively, compared with 1.11% and 15.10%, respectively, for the same period in 2001.

         Net interest income for the quarter ended September 30, 2002, increased to $297.0 million, a 9% improvement over the $273.4 million reported in the third quarter of 2001. Net interest margin for the quarter, on a taxable equivalent basis, was 4.26%, compared with 4.47% a year earlier. The provision for loan losses totaled $51.0 million, compared with $55.3 million for the third quarter in 2001. Operating income, excluding derivatives, securities and trading transactions, reached $136.8 million for the third quarter of 2002, 9% higher than the $125.0 million reported in the same quarter last year. This rise resulted mostly from higher deposit account charges, insurance commissions, debit card fees and gain on sale of loans, among other factors. Derivative losses for the quarter ended September 30, 2002, totaled $21.8 million, compared with losses of $8.1 million for the same period in 2001. These losses resulted from adjustments to the market value of the interest rate swaps entered into by the Corporation, negatively impacted by the declining interest rate scenario.

         Operating expenses for the third quarter of 2002 were $253.9 million, rising $22.0 million, or 9%, compared with $231.9 million for the same period in 2001. Personnel costs increased by $15.9 million, compared with the third quarter of 2001, resulting mostly from higher salaries, incentives, profit sharing and pension plan expenses. Other operating expenses, excluding personnel costs, increased $6.0 million, or 5%, mostly in professional fees, business promotions, communications and net occupancy expenses. Moreover, the Corporation opted to adopt the fair value recognition principles for stock options following the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation." These rises were partially offset by a decrease in the amortization of intangibles, namely goodwill, which approximated $4.3 million in the third quarter of 2001.

         Assets as of September 30, 2002, totaled $32.8 billion, an increase of $4.3 billion over the $28.5 billion reported as of September 30, 2001. Total loans reached $19.3 billion at September 30, 2002, an increase of $1.7 billion, from $17.6 billion at September 30, 2001. Investment securities totaled $10.3 billion at the end of the third quarter of 2002, compared with $8.0 billion in the same period of 2001. Deposits rose to $17.1 billion at September 30, 2002, increasing $1.1 billion, or 7%, from $16.0 billion at the same date a year earlier, principally due to higher savings deposits.

         Stockholders' equity totaled $2.3 billion as of September 30, 2002 and 2001. Subsequent to December 31, 2001, the Corporation redeemed $100 million of its preferred stock and repurchased 4.3 million shares of its common stock from Banco Popular Retirement Plan. Earnings retention and a favorable change in the value of securities available-for-sale offset these capital reductions.

         The Corporation's stock market value was $31.60 per share at September 30, 2002, compared with $31.20 at September 30, 2001. As of the end of the third quarter of 2002 and 2001, the Corporation had a market capitalization of $4.2 billion and $4.3 billion, respectively. Book value per share of common stock increased 9% to $17.52, compared with $16.14 as of September 30, 2001.

During this quarter, Banco Popular North America (BPNA) announced its recent strategic initiative under the theme "A New Day." The principal objective was to communicate to its employees, BPNA's vision, new organizational structure and strategies necessary to become the premier community bank in the markets the subsidiary serves. "A New Day" emphasizes BPNA's growth opportunities into the future, with the ideology of making dreams come true. As part of the reorganization efforts, BPNA reduced 291 employee positions during the nine months ended September 30, 2002. This resulted in part due to the centralization of many operational and other support areas, which were previously scattered among several of the geographical regions in which the subsidiary operates.

Also, as part of these efforts, BPNA, which celebrates more than 40 years of community banking service in the United States, launched an institutional advertising campaign, "Popularity", developed to expand the Bank's brand. BPNA will strive to serve and expand its customerbase, not only into the Hispanic community, but also to other commercial and individual clients with diverse cultural backgrounds, while maintaining its personalized attention, professional guidance and corporate traditions. The campaign's theme "Make Dreams Happen" reflects BPNA's aim to know its customers and help them achieve their dreams.

Popular, Inc. cherishes its Corporate and institutional values that have distinguished us throughout 109 years of existence. Our efforts toward excellence in all aspects of our business, together with our vision of continued expansion of products and services, and the implementation of new technologies, have strengthened our leadership, allowing us to capitalize on diversification and growing opportunities.


Richard L. Carrion
Chairman
President
Chief Executive Officer

                                                                  Popular, Inc.

FINANCIAL HIGHLIGHTS


                                                     At September 30,                         Average for the nine months
BALANCE SHEET HIGHLIGHTS                  2002            2001           Change         2002             2001            Change
--------------------------------------------------------------------------------------------------------------------------------
(In thousands)
Money market investments              $ 1,153,079     $   993,015     $  160,064     $   876,401     $   940,107      $  (63,706)
Investment and trading securities      10,771,435       8,316,660      2,454,775      10,243,457       8,310,532       1,932,925
Loans                                  19,263,508      17,632,274      1,631,234      18,517,164      16,800,193       1,716,971
Total assets                           32,843,126      28,530,422      4,312,704      31,234,800      27,594,246       3,640,554
Deposits                               17,057,856      16,000,236      1,057,620      16,859,835      15,316,240       1,543,595
Borrowings                             12,832,702       9,747,704      3,084,998      11,768,240       9,732,654       2,035,586
Stockholders' equity                    2,319,012       2,299,457         19,555       2,135,096       2,072,049          63,047
--------------------------------------------------------------------------------------------------------------------------------


                                                             Third quarter                              Nine months
OPERATING HIGHLIGHTS                                2002          2001         Change          2002         2001          Change
---------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share information)
Net interest income                               $296,955      $273,420      $ 23,535       $877,048      $794,655      $ 82,393
Provision for loan losses                           50,992        55,259        (4,267)       155,521       154,755           766
Fees and other income                              117,494       118,910        (1,416)       382,890       357,173        25,717
Other expenses, net of minority interest           277,703       259,855        17,848        833,314       768,775        64,539
Cumulative effect of accounting change                  --            --            --             --           686          (686)
Net income                                        $ 85,754      $ 77,216      $  8,538       $271,103      $228,984      $ 42,119
Net income applicable to common stock             $ 85,754      $ 75,129      $ 10,625       $268,593      $222,722      $ 45,871
Earnings per common share                         $   0.65      $   0.55      $   0.10       $   2.00      $   1.63      $   0.37
---------------------------------------------------------------------------------------------------------------------------------


                                                            Third quarter                         Nine months
Selected Statistical Information                      2002               2001               2002               2001
--------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA
Market price
   High                                              $35.85             $36.26             $35.85             $36.26
   Low                                                30.11              27.42              27.50              25.25
   End                                                31.60              31.20              31.60              31.20
Book value at period end                              17.52              16.14              17.52              16.14
Dividends declared                                     0.20               0.20               0.60               0.56
Dividend payout ratio                                 30.85%             36.26%             30.10%             31.78%
Price/earnings ratio                                  12.44x             14.38x             12.44x             14.38x
--------------------------------------------------------------------------------------------------------------------
PROFITABILITY RATIOS
Return on assets                                       1.07%              1.10%              1.16%              1.11%
Return on common equity                               16.03              14.71              16.92              15.10
Net interest spread (taxable equivalent)               3.81               3.79               3.81               3.63
Net interest yield (taxable equivalent)                4.26               4.47               4.29               4.37
Effective tax rate                                    21.65              26.58              24.17              26.53
Overhead ratio                                        45.92              41.33              41.48              41.42
Efficiency ratio                                      58.60              58.20              58.30              59.20
--------------------------------------------------------------------------------------------------------------------
CAPITALIZATION RATIOS
   Equity to assets                                    6.66%              7.63%              6.84%              7.51%
   Tangible equity to assets                           6.03               6.87               6.19               6.72
   Equity to loans                                    11.14              12.22              11.53              12.33
   Internal capital generation                        11.18               9.01              11.80               9.42
   Tier I capital to risk-adjusted assets              9.93              10.70               9.93              10.70
   Total capital to risk-adjusted assets              11.70              12.68              11.70              12.68
   Leverage ratio                                      6.36               6.91               6.36               6.91
--------------------------------------------------------------------------------------------------------------------
CREDIT QUALITY RATIOS
Allowance for losses to loans                          1.84%              1.85%              1.84%              1.85%
Allowance to non-performing assets                    67.24              74.88              67.24              74.88
Allowance to non-performing loans                     71.84              80.27              71.84              80.27
Non-performing assets to loans                         2.74               2.47               2.74               2.47
Non-performing assets to total assets                  1.60               1.53               1.60               1.53
Net charge-offs to average loans                       0.93               0.97               1.01               0.95
Provision to net charge-offs                           1.15x              1.31x              1.11x              1.29x
Net charge-offs earnings coverage                      3.62               3.80               3.67               3.88

Additional Information

Board Directors

  Richard L. Carrion, Chairman
  Antonio Luis Ferre, Vice Chairman **
  Juan A. Albors Hernandez *
  Jose A. Bechara Bravo *
  Juan J. Bermudez
  Francisco J. Carreras *
  Jose B. Carrion Jr.
  David H. Chafey Jr.
  Maria Luisa Ferre *
  Hector R. Gonzalez
  Jorge A. Junquera
  Guillermo L. Martinez *
  Manuel Morales Jr.
  Alberto M. Paracchini *
  Francisco M. Rexach Jr.
  Felix J. Serralles Jr.
  Jon E. Slater *
  Julio E. Vizcarrondo Jr.
  Samuel T. Cespedes, Secretary
     *  Director of Banco Popular de Puerto Rico only
     ** Director of Popular, Inc. only

Executive Officers

  Richard L. Carrion, Chairman of the Board,
    President and Chief Executive Officer
  David H. Chafey Jr., Senior Executive Vice President
  Jorge A. Junquera, Senior Executive Vice President
  Maria Isabel P. de Burckhart, Executive Vice President
  Carlos Colino, Executive Vice President
  Roberto R. Herencia, Executive Vice President
  Larry B. Kesler, Executive Vice President
  Tere Loubriel, Executive Vice President
  Emilio E. Pinero, Executive Vice President
  Brunilda Santos de Alvarez, Executive Vice President
  Carlos J. Vazquez, Executive Vice President
  Felix M. Villamil, Executive Vice President

Shareholders' Information

  Shareholders' Assistance: Shareholders requiring a change of address, records or information about lost certificates, dividend checks or dividend reinvestment should contact:
     Banco Popular de Puerto Rico
     Popular Center Building - 11th Floor, Office 1111
     Trust Division (724)
     209 Munoz Rivera Ave.
     Hato Rey, Puerto Rico 00918

  Publications: For printed material (annual and quarterly reports, 10-K and 10-Q reports), contact Mr. Amilcar L. Jordan at the Comptroller's Division at (787) 765-9800 ext. 6101, or visit our web site at http://www.popularinc.com.

  Dividend Reinvestment Plan: The Corporation has a dividend reinvestment plan that provides the shareholder a simple, convenient and cost-effective way to acquire Popular, Inc. common stock.

  - Dividends can be automatically reinvested in additional shares at 95% of the Average Market Price.

  - Participants may make optional cash payments of at least $25 and not more than $10,000 per calendar month for investment in additional shares.

  -  No brokerage commissions are charged on purchases under this plan.

  - Participant's funds will be fully invested, because the plan permits fractions of shares to be credited to a participant's account.

If you would like more information on this plan, please contact our Trust Division at (787) 764-1893 or (787) 765-9800 exts. 5637, 5525, 6108 and 6112.

                                                                   Popular, Inc

CONSOLIDATED STATEMENTS OF CONDITION


                                                                                                    September 30,
In thousands                                                                                2002                    2001
----------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                                             $    574,282             $    617,012
----------------------------------------------------------------------------------------------------------------------------
   Money market investments:
     Federal funds sold and securities purchased under agreements to resell               1,149,346                  988,262
     Time deposits with other banks                                                           3,056                    4,343
     Bankers' acceptances                                                                       677                      410
----------------------------------------------------------------------------------------------------------------------------
                                                                                          1,153,079                  993,015
----------------------------------------------------------------------------------------------------------------------------
   Investment securities available-for-sale, at market value                              9,653,348                7,798,028
   Investment securities held-to-maturity, at amortized cost                                644,685                  240,763
   Trading account securities, at market value                                              473,402                  277,869
   Loans held-for-sale, at lower of cost or market                                          870,607                  910,615
----------------------------------------------------------------------------------------------------------------------------
   Loans                                                                                 18,693,021               17,042,433
     Less: Unearned income                                                                  300,120                  320,774
           Allowance for loan losses                                                        354,282                  326,630
----------------------------------------------------------------------------------------------------------------------------
                                                                                         18,038,619               16,395,029
----------------------------------------------------------------------------------------------------------------------------
   Premises and equipment                                                                   446,161                  390,324
   Other real estate                                                                         33,713                   29,257
   Accrued income receivable                                                                194,500                  189,859
   Other assets                                                                             546,388                  467,296
   Goodwill                                                                                 180,337                  180,943
   Other intangible assets                                                                   34,005                   40,412
----------------------------------------------------------------------------------------------------------------------------
                                                                                       $ 32,843,126             $ 28,530,422
============================================================================================================================
LIABILITIES AND STOCKHOLDERS EQUITY
LIABILITIES:
   Deposits:
     Non-interest bearing                                                              $  3,274,152             $  3,045,604
     Interest bearing                                                                    13,783,704               12,954,632
----------------------------------------------------------------------------------------------------------------------------
                                                                                         17,057,856               16,000,236
   Federal funds purchased and securities sold under
     agreements to repurchase                                                             5,887,739                3,978,199
   Other short-term borrowings                                                            2,046,679                3,164,520
   Notes payable                                                                          4,629,284                2,329,985
   Other liabilities                                                                        632,476                  482,117
----------------------------------------------------------------------------------------------------------------------------
                                                                                         30,254,034               25,955,057
----------------------------------------------------------------------------------------------------------------------------
   Subordinated notes                                                                       125,000                  125,000
----------------------------------------------------------------------------------------------------------------------------
   Preferred beneficial interest in Popular North America's
     junior subordinated deferrable interest debentures
     guaranteed by the Corporation                                                          144,000                  150,000
----------------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                                                1,080                      908
----------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
   Preferred stock                                                                               --                  100,000
   Common stock                                                                             834,170                  831,932
   Surplus                                                                                  275,443                  266,525
   Retained earnings                                                                      1,246,098                1,011,473
   Treasury stock, at cost                                                                 (205,210)                 (66,136)
   Accumulated other comprehensive income, net of tax                                       168,511                  155,663
----------------------------------------------------------------------------------------------------------------------------
                                                                                          2,319,012                2,299,457
----------------------------------------------------------------------------------------------------------------------------
                                                                                       $ 32,843,126             $ 28,530,422
============================================================================================================================

                                                                  Popular, Inc.
CONSOLIDATED STATEMENTS OF INCOME


                                                                   Quarter ended                          Nine months ended
                                                                    September 30,                           September 30,
Dollars in thousands, except per share information            2002                2001                2002                2001
---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans                                                    $ 391,499         $   392,801         $ 1,143,887         $ 1,178,207
   Money market investments                                     7,716              10,350              22,871              38,682
   Investment securities                                      105,125             110,095             332,813             362,397
   Trading account securities                                   3,770               3,736              10,357              11,554
---------------------------------------------------------------------------------------------------------------------------------
                                                              508,110             516,982           1,509,928           1,590,840
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
   Deposits                                                   106,063             130,254             329,349             394,053
   Short-term borrowings                                       46,185              72,664             135,902             276,275
   Long-term debt                                              58,907              40,644             167,629             125,857
---------------------------------------------------------------------------------------------------------------------------------
                                                              211,155             243,562             632,880             796,185
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                           296,955             273,420             877,048             794,655
Provision for loan losses                                      50,992              55,259             155,521             154,755
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses           245,963             218,161             721,527             639,900
Service charges on deposit accounts                            39,484              37,537             117,964             108,505
  Other service fees                                           63,941              61,194             191,666             180,237
Gain (loss) on sale of securities                               1,251               1,249              (2,674)               (613)
Trading account gain (loss)                                     1,247                 777                (142)                149
  Derivatives losses                                          (21,759)             (8,140)            (22,103)             (7,119)
Gain on sale of loans                                          14,960              11,068              44,502              31,925
Other operating income                                         18,370              15,225              53,677              44,089
---------------------------------------------------------------------------------------------------------------------------------
                                                              363,457             337,071           1,104,417             997,073
---------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Personnel costs:
   Salaries                                                    92,704              82,080             272,011             238,742
   Profit sharing                                               5,646               3,986              15,954              13,101
   Pension and other benefits                                  25,163              21,542              78,433              67,402
---------------------------------------------------------------------------------------------------------------------------------
                                                              123,513             107,608             366,398             319,245
Net occupancy expenses                                         19,581              17,974              58,659              52,895
Equipment expenses                                             24,469              24,148              73,610              72,850
Other taxes                                                     9,115               9,135              27,948              27,755
Professional fees                                              22,503              18,798              59,734              53,021
Communications                                                 13,907              12,181              40,292              36,153
Business promotion                                             15,588              13,414              45,786              37,118
Printing and supplies                                           4,754               4,269              14,341              13,078
Other operating expenses                                       18,489              17,525              52,871              53,645
Amortization of intangibles                                     1,938               6,858               7,037              20,594
                                                              253,857             231,910             746,676             686,354
Income before income tax, minority interest
  and cumulative effect of accounting change                  109,600             105,161             357,741             310,719
Income tax                                                     23,730              27,952              86,472              82,440
Net (gain) loss of minority interest                             (116)                  7                (166)                 19
---------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change           85,754              77,216             271,103             228,298
Cumulative effect of accounting change, net of tax                 --                  --                  --                 686
---------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                  $  85,754         $    77,216         $   271,103         $   228,984
=================================================================================================================================

NET INCOME APPLICABLE TO COMMON STOCK                       $  85,754         $    75,129         $   268,593         $   222,722
=================================================================================================================================

EARNINGS PER COMMON SHARE (BASIC AND DILUTED)
(BEFORE AND AFTER CUMULATIVE EFFECT OF
ACCOUNTING CHANGE)                                          $    0.65         $      0.55         $      2.00         $      1.63

SUBSIDIARIES
Central Office
  Popular Center
  209 Munoz Rivera Avenue
  San Juan, Puerto Rico 00918
  Telephone: (787) 765-9800

Banco Popular de Puerto Rico

  Puerto Rico Office
  Popular Center
  209 Munoz Rivera Avenue
  San Juan, Puerto Rico 00918
  Telephone: (787) 765-9800

  Virgin Islands Office
  193 Estate Altona & Welgunst
  St. Thomas, Virgin Islands 00802
  Telephone: (340) 693-2777

Banco Popular North America

  4000 West North Avenue
  Chicago, Illinois 60639
  Telephone: (773) 772-8600

Banco Popular, National Association

  8523 Commodity Circle
  Suite 100
  Orlando, Florida 32819
  Telephone: (407) 370-7800

ATH Costa Rica / CreST, S.A.

  Tournon Neighborhood, across to newspaper La Republica,
  ATH Building
  San Jose, Costa Rica
  Telephone: (011) 506-257-9011

GM Group, Inc.

  1590 Ponce de Leon Avenue
  San Juan, Puerto Rico 00926
  Telephone: (787) 751-4343

Equity One, Inc.

  Marlton Crossing Office Park
  400 Lippincott Drive
  Marlton, New Jersey 08053
  Telephone: (856) 396-2600

Popular Mortgage, Inc.

  268 Ponce de Leon Avenue
  San Juan, Puerto Rico 00918
  Telephone: (787) 753-0245

Levitt Mortgage Corporation

  Galeria San Patricio
  B-5 Tabonuco Street
  Suite 207
  Guaynabo, Puerto Rico 00968
  Telephone: (787) 749-8787

Popular Auto, Inc.

  M -1046 Federico Costa Street
  Tres Monjitas Industrial Development
  San Juan, Puerto Rico 00903
  Telephone: (787) 751-4848

Popular Leasing, USA

  16296 Westwood
  Business Parkdrive
  Ellisville, Missouri 63021
  Telephone: (609) 273-1119

Popular Finance, Inc.

  1326 Salud Street
  El Senorial Condominium
  Suite 613
  Ponce, Puerto Rico 00716-1687
  Telephone: (787) 844-2860

Popular Cash Express, Inc.

  6200 North Hiawatha
  Suite 200
  Chicago, Illinois 60646
  Telephone: (773) 205-8300

Popular Securities, Inc.

  Popular Center
  209 Munoz Rivera Avenue
  Suite 1020
  San Juan, Puerto Rico 00918
  Telephone: (787) 766-4200

Popular Insurance, Inc.

  9 Pedro Marquez Street
  Culebra, Puerto Rico 00735
  Telephone: (787) 742-0255

Popular Insurance Agency, USA

  1010 W Lake Street
  Suite 509
  Oak Park, Illinois 60301
  Telephone: (773) 394-7680

Popular Insurance, V.I., Inc.

  193 Estate Altona & Welgunst
  St. Thomas, Virgin Islands 00802
  Telephone: (340) 693-2781